National Grid USA Companies’
Incentive Thrift Plan II

Financial Statements
For The Years Ended
December 31, 2008 and 2007
&
Supplemental Schedule

Table of Contents

Page

Report Of Independent Registered Public Accounting Firm	2

Financial Statements:

Statements Of Net Assets Available For Benefits	3

Statement Of Changes In Net Assets Available For Benefits	4

Notes to Financial Statements	5

Supplemental Schedule,

Schedule H, Line 4(i) — Schedule of Assets (Held At End Of Year)	24

Report of Independent Registered Public Accounting Firm
Plan Administrator
National Grid USA Companies’
Incentive Thrift Plan II
Brooklyn, New York
We have audited the accompanying statements of net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan II as of December 31, 2008, and 2007 and the related statement of changes in net assets available for benefits for the year ended December 31, 2008. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Plan is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Plan’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amount s and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of National Grid USA Companies’ Incentive Thrift Plan II as of December 31, 2008 and 2007 and the changes in net assets available for benefits for the year ended December 31, 2008 in conformity with United States generally accepted accounting principles.
Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The accompanying supplemental schedule is presented for purposes of additional analysis and is not a required part of the basic financial statements, but is supplementary information, required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This supplemental schedule is the responsibility of the Plan’s management. The supplemental schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, is presented fairly, in all material respects, in relation to the basic financial statements taken as a whole.
Milwaukee, Wisconsin
June 29, 2009

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN II
STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
DECEMBER 31, 2008 AND 2007

	2008	2007

Assets:
Investments, at fair value	$1,057,095,731	$1,506,186,521

Plan interest in Master Trust	168,207,745	162,397,605

Receivables:
Dividends	1,535,114	1,838,400
Employee contributions	557,749	694,214
Employer contributions	40,731	188,292

Total receivables	2,133,594	2,720,906

Cash	42,840	250,535

Total assets	1,227,479,910	1,671,555,567

Liabilities	—	—

Net assets available for benefits at fair value	1,227,479,910	1,671,555,567

Adjustments from fair value to contract value for fully benefit-responsive investment contracts	23,788,324	2,624,386

Net assets available for benefits	$1,251,268,234	$1,674,179,953

The accompanying notes are an integral part of the financial statements

NATIONAL GRID USA COMPANIES’
INCENTIVE THRIFT PLAN II
STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
FOR THE YEAR ENDED DECEMBER 31, 2008

Changes to net assets attributed to:
Investment income (loss):
Interest and dividend income	$56,135,164
Net depreciation in fair value of investments	(464,722,168)

Total investment loss	(408,587,004)

Contributions:
Employer contributions	12,676,030
Employee contributions	81,519,995
Rollover contributions	6,420,203

Total contributions	100,616,228

Total changes	(307,970,776)

Deductions from net assets attributed to:
Benefits paid to participants	97,566,260
Fees	238,401
Transfers to TransCanada 401(k) and Savings Local 1-2 Plan	12,678,202
Transfer of assets to Thrift Plan I	4,458,080

Total deductions	114,940,943

Net decrease	(422,911,719)

Net assets available for benefits
Beginning of year	1,674,179,953

End of year	$1,251,268,234

The accompanying notes are an integral part of the financial statements

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
1. Description Of Plan
The following brief description of the National Grid USA Companies’ Incentive Thrift Plan II (the “Plan”) provides only general information. Participants should refer to the Plan document for a more complete description of the Plan’s provisions.
Effective as of August 24, 2007, which was the date of the merger of National Grid USA with KeySpan Corporation, the KeySpan Energy 401(k) Plan for Management Employees (the KeySpan Plan) merged into the Plan. As of the merger date, KeySpan Corporation and all affiliated KeySpan entities that were participating employers in the KeySpan Plan immediately prior to the merger date (the KeySpan Plan Participating Employers) became employers under the Plan and each participant and beneficiary under the KeySpan Plan became a participant and beneficiary under the Plan. Also, as of the merger date, all liabilities and assets of the KeySpan Plan were assumed by, and became part of, the Plan; however, there is a different third-party service provider providing Trustee and recordkeeping services for assets and participant accounts related to the KeySpan Plan’s participants and beneficiaries.
Most of the provisions of the former KeySpan Plan, which differ from the Plan provisions, were incorporated by reference in the Plan document effective August 24, 2007, and remain applicable to former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer. The following Plan description reflects the provisions for the different participant groups, specially noting provisions that are different for the former KeySpan Plan participants and beneficiaries as well as newly eligible employees of a former KeySpan Plan Participating Employer.
Plan Description
The Plan was established effective September 1, 1984, pursuant to the authorization of the Board of Directors of certain subsidiaries of the New England Electric System (“NEES”), to provide a long-range program of systematic savings for eligible employees (the “Participants”). The Plan was renamed National Grid USA Companies’ Incentive Thrift Plan II upon the merger between National Grid plc and NEES on March 22, 2000, at which time NEES was renamed National Grid USA.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Employees of participating subsidiaries of National Grid USA (collectively, the “Employers” or the “Company”) who are covered by a collective bargaining agreement are immediately eligible to participate in the Plan upon employment. Employers’ matching contribution will begin at one year of service, except for those represented employees who are members of UWUA Local 472 (Cumberland) and USWA Locals 12431-01 and 12431-02. Represented employees of UWUA Local 472 (Cumberland) are eligible for matching contribution upon hire but are subject to a six-year vesting schedule. Represented employees of USW A Locals 12431-01 and 12431-02 are eligible for matching contributions upon hire and are 100% vested. The Plan was prepared in conformity with the Employee Retirement Income Security Act of 1974 (“ERISA”).
The plan administrators are the Benefits Committee and the Investment Committee of National Grid USA Service Company, Inc. (the “Administrator”).
The Board of Directors of National Grid plc has the governing authority to amend the Plan, but has delegated certain amending authority to the Board of Directors of National Grid USA Service Company, Inc. (“Service Company”).
T. Rowe Price Retirement Plan Service, Inc. serves as record keeper of the Plan. T. Rowe Price Trust Company serves as trustee and custodian of the Plan. Additionally, Vanguard Fiduciary Trust Company serves as record keeper, trustee and custodian for the assets and participant accounts of the former KeySpan Plan participants and beneficiaries.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Acquisitions
National Grid USA acquired New England Gas Company (“New England Gas”) as of August 24, 2006 pursuant to the purchase and sale agreement between Southern Union Company and National Grid USA dated February 15, 2006. Effective with the sale agreement on August 24, 2006, participants represented by UWUA AFL-CIO Local 472, USWA Locals 12431-01 and 12431-02, were hired as a result of the purchase. Employees represented by United Steelworkers Locals 12431-01 and 12431-02 shall receive matching contributions of up to 10% (resulting in a maximum potential basic matching contribution of 5% of elective contributions). Participants shall receive basic matching contributions from his or her employer equal to 100% of the first 2% of base compensation contributed and 50% of up to the next 4% of base compensation contributed. Employees represented by the UWUA AFL-CIO Local 472 hired after August 25, 2006, shall have their employer account holdings subject to a six-year year vesting schedule: 10% upon attaining one year of service, 20% upon attaining two years of service; 40% upon attaining three years of service; 60% upon attaining four years of service; 80% upon attaining five years of service; and 100% upon attaining six years of service. Employee participants represented by the UWUA AFL-CIO Local 472 hired as of August 24, 2006 as a result of the purchase of New England Gas are not subject to the vesting schedule.
Upon completion of the Merger of National Grid USA with KeySpan Corporation effective August 24, 2007, participants in the former KeySpan Plan who owned units of the KeySpan Common Stock Fund received cash in their Plan accounts representing the number of units held multiplied by the unitized value of the fund on the Merger date. Merger proceeds for the KeySpan Common Stock Fund, were invested initially in the Vanguard® Prime Money Market Fund, which was a component of the KeySpan Common Stock Fund. The KeySpan Common Stock Fund was also renamed the KSE Stock Transition Fund. Following the merger, former KeySpan 401(k) Plan contributions that had been directed to the KeySpan Common Stock Fund were being directed to Vanguard LifeStrategy® Moderate Growth Fund. Participants were given approximately 120 days to transfer their merger proceeds in the KSE Stock Transition Fund to any other investment option in the Plan. If participants did not take action any remaining balances in the KSE Stock Transition Fund were transferred to Vanguard LifeStrategy Moderate Growth Fund on January 2, 2008.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Contributions
The Plan is a defined contribution plan. An eligible employee can make Elective Contributions through Contribution Agreements (also known as Salary Reduction Agreements) to have from 1% to 50% of their eligible compensation, contributed to the Plan on their behalf. The annual employee pre-tax Elective Contributions by each Participant were subject to Internal Revenue Service (“IRS”) limits of $15,500 in 2008 and 2007 for employees who did not attain age 50 by the end of the respective plan year. For employees who did attain age 50 by the last day of the applicable plan year, the annual maximum pre-tax contribution was $20,500 for 2008 and 2007.
The Employers make Matching Contributions to the Plan equal to 100% of the employee Elective Contribution up to the first 2% of the Participants base compensation and then 50% of the employee Elective Contribution with respect to the next 4% of the base compensation for members of New England-based union locals who participate in the National Grid USA Companies’ Final Average Pay Pension Plan.
Employers equal to 1.5% of their base compensation; they also received Employer Basic Matching Contributions equal to 100% of employee Elective Contributions up to 2% then 67% of the employee Elective Contributions on the next 6% of the Participants’ base compensation.
Effective September 28, 2006, represented employees of Narragansett Electric Company and members of USWA Locals 12431-01 and 12431-02 are matched at a rate of 50% of the employee elective contribution up to the first 10% of the participant’s gross compensation. Represented employees participating in UWUA Local 472 (Cumberland) are matched at a rate of 100% of the employee elective contribution up to the first 2% of the Participant’s base compensation and then 50% to the next 4% of base compensation, however, subject to a six-year vesting schedule.
All KeySpan employees who are eligible pursuant to their collective bargaining agreement and contributing to the Plan will receive employer match contributions and a 10% discount on the purchase of National Grid ADRs on the first of the month following completion of twelve months of service.
All employer matching contributions are invested in the same investments elected by the participant for their employee contributions.
New employees with funds held under a previous employer’s qualified plan are permitted to roll over eligible amounts from such funds into the Plan.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Participants may allocate their account balances in any whole percentage without restriction on the frequency of subsequent reallocations subject to investment fund short-term trading restrictions.
Active or former employees who are participants and who receive a lump sum distribution from a Company qualified pension plan (National Grid Pension Plan, Niagara Mohawk Pension Plan, Southern Union Company Providence Energy Pension Plan, Southern Union Company Valley Pension Plan, KeySpan Retirement Plan, and KeySpan Retirement Income Plan) may roll the lump sum proceeds into the Plan to the extent the proceeds qualify for rollover under the code. The total amount rolled over in 2008 was approximately $5,213,508.
Automatic Enrollment
Effective March 15, 2006, newly hired or rehired New England employees without an account balance are automatically enrolled in the Plan and 6% of their base pay was contributed to the Plan on a pre-tax basis. Additionally, each June, New England employees without an account balance will be automatically enrolled in the Plan as described above. New York and USWA Locals 12431-01 and 12431-02 union employees do not participate in the automatic enrollment program. These automatic enrollment provisions are not applicable to participants of the former KeySpan Plan.
Automatic Increase
Effective March 1, 2006, participants may elect automatic increase of pre-tax contributions each year. For participants who elect automatic increase and do not customize their elections, pre-tax contributions will increase by 1% each July until they reach 15%. New York and USWA Locals 12431-01 and 123431-02 Union employees are not included in this plan. This provision is not applicable to participants of the former KeySpan Plan.
Participant Accounts
Each participant’s account is credited with the participant’s contribution and allocations of (a) the employer’s matching contributions (and discount on the National Grid ADR Fund, if applicable, for former KeySpan Plan participants), and (b) allocations of Plan earnings. Allocations are based on participant earnings or account balances, as defined. The benefit to which a participant is entitled is the benefit that can be provided from the participant’s vested account.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Vesting
Participants are immediately vested in their elective contributions and employer matching contributions plus actual earnings thereon. UWVA Local 472 (Cumberland) participants are subject to a six-year vesting schedule for employee match. KeySpan participants will be 100% vested in employer match, discount, and employer non-elective contributions on the earlier to occur of: (i) the participant’s completion of three (3) years of service with the Company; (ii) the participant’s retirement from the Company at age fifty-five or older; (iii) the death of the participant; (iv) the disability of the participant if the participant is receiving disability benefits under Title II of the Social Security Act; or (v) the termination or partial termination of the Plan. Upon termination of employment or upon the determination of an employee’s disability being total and permanent, a participant or a participant’s beneficiary (in the case of death) is entitled to receive the full amount in the participant’s account.
Participant Loans
An employee can obtain a loan from the Plan from such Participant’s account. The minimum loan allowed is $1,000. A loan cannot exceed the lesser of 50% of the Participant’s account balance or $50,000. The $50,000 limit is further limited by the Participant’s highest outstanding loan balance within the twelve months preceding the loan request. Loans are stated at the unpaid principal balance, which approximates fair value. The loans are secured by the balance in the participant’s account. Loans must be repaid over a period of one to five years (up to fifteen years for the purchase of a primary residence) by means of payroll deductions. The annual interest rate is determined by the prime rate as reported by the Wall Street Journal on the first business day of the month in which the loan is obtained, except for loans taken under the former KeySpan plan in which interest is prime + 1%. Interest rates at December 31, 2008 ranged from 5.0% to 11.0%.
A default of the loan will occur if the loan balance is not paid off by the loan end date or if a Participant fails to make a payment within 90 days of the due date. Active participants in the former KeySpan Plan who fail to make a loan repayment by its due date, will have until the end of the quarter following the quarter in which the payment was missed to make up the missed payment (Cure Period). In the event of default, the outstanding balance of the loan and any unpaid accrued interest is deemed to have been distributed to the Participant. Interest continues to be tracked following a default solely for determining the amount available for a subsequent loan. Deemed distributions are included in the Loan Fund’s investment balance until the employee has been terminated. Upon termination the defaulted loan balance is deducted from the Plan. There were cumulative deemed distributions of $180,688 and $86,807 as of December 31, 2008 and 2007, respectively.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Payment Of Benefits
Effective March 28, 2005, the Plan was amended to allow automatic lump-sum distributions if the present value of the participant’s vested account balance is less than $1,000 and is payable on or after March 28, 2005. The participant must consent to the distribution if the present value is more than $1,000.
Payments of benefits upon retirement at age 55 or later, or death, are, at the election of the Participant, either made in a lump-sum payment, paid over a period not to exceed 10 years, or paid out commencing at age 70-1/2. In addition participants in the former KeySpan Plan may elect to receive annual installments or partial distributions at any time or can choose to roll over their balance to an Individual Retirement Account or another qualified plan. A retired Participant who chooses distributions commencing at age 70-1/2 may elect to receive periodic distributions at any time prior to taking a lump-sum payout. Subject to certain restrictions, distributions to Participants under other circumstances are made in the form of whole or partial lump-sum payments.
The Plan allows Qualified Nonelective Contributions to the extent such contributions are necessary to satisfy the nondiscrimination requirement under the Internal Revenue Code (“IRC”). Following separation from service prior to age 55, a Participant may elect to receive partial distribution from his or her account or a total distribution at any time; such a Participant may also defer receipt of his or her benefit until the latest date permitted under the IRC.
Forfeitures
Forfeiture accounts are maintained to hold any employer contributions and earnings thereon that were deposited as a result of a participant’s separation from service prior to becoming fully vested. In addition, forfeitures from prior plan mergers and uncashed participant checks are held in the Plan forfeiture accounts.
As of December 31, 2008 and 2007, forfeited non-vested accounts totaled $6,799 and $7,145, respectively. These accounts may be used to reduce future employer contributions and pay Plan administration expenses as described in the Plan document. During the year ended December 31, 2008, forfeited non-vested accounts were not utilized to reduce employer contributions.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
2. Summary Of Significant Accounting Policies
Basis Of Accounting
The accompanying financial statements have been prepared on the accrual basis of accounting, in accordance with accounting principles generally accepted in the United States of America.
As described in Financial Accounting Standards Board Staff Position, FSP AAG INV-1 and SOP 94-4-1, Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans (the “FSP”), investment contracts held by a defined-contribution plan are required to be reported at fair value. However, contract value is the relevant measurement attribute for that portion of the net assets available for benefits of a defined-contribution plan attributable to fully benefit-responsive investment contracts because contract value is the amount participants would receive if they were to initiate permitted transactions under the terms of the plan. As required by the FSP, the statement of net assets available for benefits presents the fair value of the investment contracts as well as the adjustment of the fully benefit-responsive investment contracts from fair value to contract value. The statement changes in net assets available for benefits is prepared on a contract value basis.
Risks And Uncertainties
The Plan provides for various investment options in various combinations of investment funds. Investment funds are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect participants’ account balances and the amounts reported in the statement of net assets available for benefits.
Use Of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits, and changes therein, and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Investment Valuation And Income Recognition
The mutual funds are stated at fair value on the last business day of the plan year, which is determined by the investment advisors according to closing market prices of the securities held by the funds. If a closing price is not available, the security is priced at a fair market value as determined by the mutual fund’s investment committee or officers of the investment advisors.
Units of common/collective trusts are valued at the net asset value of shares held by the Plan at year end.
Participant loans are valued at amortized cost, which approximates fair value.
Investments in the National Grid plc American Depositary Receipts (which trades on the New York Stock Exchange under the symbol “NGG”) are valued according to the closing price on the London Stock Exchange which is then converted from British Pounds to U.S. Dollars based on relevant currency exchange rates. The value of one National Grid American Depository Receipt is equivalent to five ordinary shares of National Grid stock listed on the London Stock Exchange adjusted for the currency exchange rate, as previously described. The Participant transaction price of National Grid ADRs is based on the average price of all trades completed on the open market for that trade date. In addition, the Participant transaction price is net of commissions paid to a broker, other transaction costs and/or foreign taxes as a result of that day’s trades. The Plan provides that certain transactions relative to National Grid plc American Depository Receipts will be priced at the market value of the underlying securities at close of the London Stock Exchange on the business day prior to the particular transaction.
Amounts for securities that have no quoted market price represent estimated fair value.
The Plan is invested in T. Rowe Price, the Stable Value Common Trust Fund. Contract value represents cost plus accrued income minus redemptions. All investment contracts held by the trust are affected directly between the trust and the issuer of the contract and are nontransferable. Permitted participant-initiated withdrawals are allowed from the trust by an employer-sponsored defined-contribution plan directly as a result of participant transactions allowed by the Plan, such as participant withdrawals for benefits, or transfers to other funds or trust within the Plan.
A Master Trust exists for the sole purpose of holding the JPMorgan Stable Value Fund (Stable Value Fund) assets of the Plan and the National Grid USA Companies’ Incentive Thrift Plan II. The Stable Value Fund through the Master Trust is

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
participant-directed. The Master Trust is comprised of the Stable Value Fund which includes a synthetic guaranteed investment contract (Synthetic GIC) whose underlying investments are stated at fair value. Fair value of the underlying investments is determined taking into account values supplied by reputable pricing or quotation service or quotations furnished by one or more reputable sources, such as securities brokers, dealers or investment bankers, mutual fund administrators or other relevant information. Fair value of the insurance contracts, known as wrapper contracts, is based on quoted market prices at the time of valuation versus actual costs of the contracts. The fair value of wrapper contracts for the Stable Value Fund as of December 31, 2008 was $1,135,616 and was zero at December 31, 2007.
Dividend income is accrued on the ex-dividend date. Interest income is recorded as earned on accrual basis. Purchases and sales of securities are recorded on a trade-date basis. Dividends are recorded on the ex-dividend date. Net depreciation includes the Plan’s gains and losses on investments bought and sold as well as held during the year.
Management fees and operating expenses are charged to Plan participants and are reflected as a reduction of investment return in the mutual funds. Such management fees and operating expenses are deducted from income earned on a daily basis.
Payment Of Benefits
Benefit payments to, and withdrawals by participants are recorded when paid.
3. Investments
The following table presents investments that represent five percent or more of the Plan’s net assets at December 31, 2008 and 2007:

	2008		2007

National Grid plc American Depositary Receipts	$84,235,026		$128,440,119
T. Rowe Price Stable Value Common Trust Fund	138,294,300	**	130,256,307
Fidelity Diversified International Fund	46,729,611	*	83,921,626
State Street S&P 500 Flagship	85,497,967		122,656,938
Vanguard PRIMECAP Fund	72,047,825		115,956,499
Master Trust Investment — JP Morgan Stable Value	190,711,729	***	165,796,432
KSE Stock Transition Fund	—		87,380,248
Vanguard Life St Mod Growth	82,933,795		—

*	Indicates investments that represent 5% or more of net assets available for benefits

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
only as of December 31, 2007, and not for the year ending December 31, 2008.

**	This represents contract value and therefore, differs from the fair value of $137,009,960 as noted in the supplemental schedule.

***	This represents contract value and therefore, differs from the fair value of $168,207,745 as noted in the statements of net assets available for benefits.
During the year ended December 31, 2008, the Plan’s investments (including gains and losses on investments bought, sold and held during the year) depreciated in value as follows:

Mutual funds	$(366,112,178)
Common Stocks	(52,729,629)
Common/Collective Trusts	(45,880,361)

Net depreciation in fair value	$(464,722,168)

4. Plan Termination
Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of ERISA. In the event of Plan termination, any unallocated assets of the Plan will be allocated to participant accounts and distributed in such a manner as the Company may determine.
5. Tax Status
The Plan obtained its latest determination letter on July 17, 2002, in which the IRS stated that the Plan, as then designed, was in compliance with the applicable requirements of the IRC. The Plan has been amended since receiving the determination letter. However, the plan administrator and the Plan’s counsel believe that the Plan is designed and currently being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements. To the best of its knowledge, the Company believes that the Plan is currently in compliance with the provisions of the IRC.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
6. Related-Party Transactions
Section 3(14) of ERISA defines a party-interest to include among others, fiduciaries or employees of the Plan, any person who provides services to the Plan or an employer whose employees are covered by the Plan. Accordingly, loans to participants and investments in American Depositary Receipts of National Grid plc and KSE Stock Transition Funds are considered party-in-interest transactions. Moreover, the Plan’s investment options include mutual funds and trust funds managed by T. Rowe Price Associates, Inc. and Vanguard Fiduciary Trust Company, affiliates of the Trustees.
7. Administration of Plan Assets
The trustees of the Plan hold the Plan’s assets. Contributions are held and managed by the trustees, who invest cash received, interest and dividend income and make distributions to participants.
Certain administrative functions are performed by officers or employees of participating subsidiaries of National Grid USA. No such officer or employee receives compensation from the Plan.
8. Plan Administrative Expenses
Administrative expenses for the Plan are paid by the Sponsor.
The Trustees were not paid administration fees for administering the Plan for the year ended December 31, 2008 and 2007.
9. Synthetic guaranteed investment contract
The former KeySpan Plan provides a stable value investment option, the JP Morgan Stable Value Fund, to participants that includes a Synthetic GIC which is made up of wrapper contracts that guarantee principal and accumulate interest and a portfolio of financial instruments that are owned by the Plan. The synthetic GIC contract includes underlying assets and is held in the Master Trust of which the Plan has an undivided interest and utilizes benefit-responsive wrapper contracts issued by AIG Financial Products Corp., Royal Bank of Canada, State Street Bank and Trust Company, and ING Life Insurance and Annuity Company, proportionately. The contracts provide that participants execute plan transactions at contract value. Contract value represents contributions made to the funds, plus earnings, less participant withdrawals. The interest rates are reset quarterly based on the current yield of the underlying

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
investments and the spread between the market value and contract value, but the rate cannot be less than 0%. Certain events such as plan termination or a plan merger initiated by the Company which results in a material and adverse effect on the wrapper contract may limit the ability of the Plan to transact on contract value or may allow for the termination of the wrapper contracts at less than contract value. At this time, the Company believes that any events that may limit the ability of the Plan to transact at contract value are remote.

Average yields for the year ended December 31, 2008 are as follows:
Based on annualized earnings	6.67%
Based on interest rate credited to participants	3.85%
10. Master Trust
The Vanguard Fiduciary Trust Company is the master trustee and holds the investment assets of the Master Trust as a commingled fund in which each separate plan is deemed to have a proportionate undivided interest in the investments in which they participate. At December 31, 2008, the Plan’s interest in the net assets of the Master Trust was approximately 56%.
The following presents the net assets of the Master Trust as of December 31, 2008 and 2007:

	2008	2007

INVESTMENTS
JP Morgan Stable Value Fund, at fair value	$298,039,033	$289,933,079
Adjustment from fair value to contract value for fully-benefit responsive investment contracts	39,873,703	6,068,023

NET ASSETS IN THE MASTER TRUST AT CONTRACT VALUE	$337,912,736	$296,001,102

Investment income for the Master Trust for the year ended December 31, 2008 is as follows:

INVESTMENT INCOME
Interest income	$14,198,836

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
11. Fair Value Of Financial Instruments
In September 2006, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements, which provides enhanced guidance for using fair value to measure assets and liabilities. Effective January 1, 2008, the Plan adopted SFAS No. 157, which defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States of America, and enhances disclosures about fair value measurements. The impact of adopting SFAS No. 157 on the Plan’s net assets available for benefits and changes in net assets available for benefits was not material. Fair value is defined as the price that would be received to sell an asset or the price that would be paid to dispose of a liability in an orderly transaction between market participants at the measurement date. The framework that SFAS No. 157 establishes for measuring fair value includes a hierarchy used to classify the inputs used in measuring fair value. The hierarchy prioritizes the inputs used in determining valuations into three levels. The level in the fair value hierarchy within which the fair value measurement falls is determined based on the lowest level input that is significant to the fair value measurement. The levels of the fair value hierarchy are as follows:
Level 1 — Fair value is based on unadjusted quoted prices in active markets that are accessible to the Plan for identical assets. These generally provide the most reliable evidence and are used to measure fair value whenever available.
Level 2 — Fair value is based on significant inputs, other than Level 1 inputs, that are observable either directly or indirectly for substantially the full term of the asset through corroboration with observable market data. Level 2 inputs include quoted market prices in active markets for similar assets, quoted market prices in markets that are not active for identical or similar assets, and other observable inputs.
Level 3 — Fair value would be based on significant unobservable inputs. Examples of valuation methodologies that would result in Level 3 classification include option pricing models, discounted cash flows, and other similar techniques.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
The following table summarizes financial instruments measured at fair value on a recurring basis for the Plan excluding the Plan’s interest in the Master Trust:

	DECEMBER 31, 2008
	FAIR VALUE MEASUREMENTS USING
	Quoted Prices
	in Active	Significant
	Market for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Cash	$42,840	$—	$—	$42,840
Common stock	84,235,026	—	—	84,235,026
Mutual funds	666,478,032	—	—	666,478,032
Common/collective trusts	—	256,521,437	—	256,521,437
Participant loans	—	—	49,861,236	49,861,236

Total	$750,755,898	$256,521,437	$49,861,236	$1,057,138,571

The following table summarizes financial instruments measured at fair value on a recurring basis for the Plan’s overall Master Trust:

DECEMBER 31, 2008
FAIR VALUE MEASUREMENTS USING
Quoted Prices
	in Active	Significant
	Market for	Other	Significant
	Identical	Observable	Unobservable
	Assets	Inputs	Inputs	ASSETS AT
	(LEVEL 1)	(LEVEL 2)	(LEVEL 3)	FAIR VALUE

Master Trust Investments	—	$298,039,033	—	298,039,033

Total	$—	$298,039,033	$—	$298,039,033

The following is a description of the valuation methodologies used for assets measured at fair value.
Cash: Valued at cost, which approximates fair value due to short term nature.
Common stock: Valued at the closing price reported on the London Stock Exchange which is then converted from British Pounds to U.S. dollars based on relevant currency exchange rates.
Mutual funds: Valued at the net asset value (NAV) of shares held by the plan at year end.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Stable value funds — Plan’s interest in master trust: Valued as disclosed in Note 2.
Common/collective trusts: Valued based upon the unit values of such collective trust funds held by the Plan at year end. Unit values are based on the fair value of the underlying assets of the fund derived from inputs principally from or corroborated by observable market data by correlation or other means.
Participant loans: Valued at amortized cost, which approximates fair value. Participant loans cannot be sold or securitized and there are no realized or unrealized gains or losses on these loans.
The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future values. Furthermore, while the Plan believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.
The following table presents a summary of changes in the fair value of Plan’s level 3 assets for the year ended December 31, 2008:

Balance, December 31, 2007	$51,044,708
New loans, net of collections and distributions	(1,183,472)

Balance, December 31, 2008	$49,861,236

12. Reconciliation of Financial Statements to Form 5500
The following is a reconciliation of net assets available benefits per the financial statements to the Form 5500 as of December 31, 2008 and 2007:

	2008	2007
Net assets available for benefits per the financial statements	$1,251,268,234	$1,674,179,953

Less deemed distributions	(180,688)	(86,807)

Adjustment from contract value to fair value for fully benefit-responsive investment contracts not included as an asset in the Form 5500	(23,788,324)	(2,624,386)

Net assets available for benefits per the Form 5500	$1,227,299,222	$1,671,468,760

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
The following is reconciliation of the changes in net assets per the financial statements to the Form 5500 for the year ended December 31, 2008:

2008
Change in net assets available for benefits per the financial statements	$(422,911,719)

Change in cumulative deemed loans	(93,881)

Change in adjustment from fair value to contract value for fully benefit-responsive investment contracts not included in the Form 5500	(21,163,938)

Change in net assets available for benefits per the Form 5500	$(444,169,538)

13. Plan Amendments
The Service Company Board of Directors voted to amend the Plan effective as detailed below to include changes authorized by the Board and changes required by law since the document was amended and restated effective January 1, 2007, including:
a.	Effective January 1, 2007, “qualified reservist distributions” are permitted under the Pension Protection Act of 2006 (PPA). Military reservists who meet certain criteria (including being ordered to active duty for at least 179 days) are to receive distributions of their elective deferrals while on active duty. This provision is both a waiver of the general restriction on such distributions prior to termination of employment and relieves such individuals from the 10% tax penalty that would otherwise apply. The tax penalty relief will apply to a distribution of employer matching contributions during the covered period as well.

b.	Effective February 1, 2007, eligible employees represented by United Steelworkers Locals 12431-01 and 12431-02 shall not be included in the automatic enrollment “opt-out” program and eligible employees of UWUA AFL-CIO Local 472 shall be included in the automatic enrollment “opt-out” program. Participants represented by United Steelworkers Locals 12431-01 and 12431-02 or UWUA AFL-CIO Local 472 may enter into a contribution agreement with his or her employer specifying that a percentage of compensation for that portion of the plan year during which he or she is a participant will be contributed to the trust as an elective contribution.

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
c.	Effective May 1, 2007, to permit hardship distributions by participants under Sections 6.1 of the plans on account of qualifying expenses (medical, funeral and post-secondary school) attributable to participant’s primary beneficiaries to the extent allowed by law (Pension Protection Act of 2006) and to the extent set forth in procedures adopted by the Benefits Committee, which procedures shall condition application of the provision to any applicable collective bargaining requirements.

d.	Effective May 1, 2007 to permit non-spousal beneficiaries the ability to transfer their account balance to an established Inherited IRA. The transfer must be a direct roll-over from the Plan to the inherited IRA. No taxes will be withheld at the time of the direct roll-over distribution. The inherited IRA must be titled in a manner that reflects the decedent and the beneficiary.

e.	Approved May 23, 2007, all actions including plan amendments are authorized to achieve a merger of the KeySpan union 401(k) plans into Thrift Plan II, effective upon the acquisition of KeySpan.

f.	Effective September 1, 2007 participants are given the option to elect their deferral percentage based on Base Pay or All Pay (base pay plus overtime, premium pay and any bonus pay) compensation. This choice is extended to both pre-tax and after-tax elections. Compensation eligible for the Company mach is not affected by this change. At the effective time of the change participant’s current deferral percentage election was mapped to Base Pay compensation, except for those employees who are members of UWUA local B310 (Cumberland Gas) and United Steelworkers of America which were mapped to All Pay compensation. Employees who are notified that they are eligible for automatic enrollment will be automatically enrolled in the Plan and 6% of their All Pay compensation will be contributed to the Plan on a pre-tax basis with the option of changing their deferral compensation to Base Pay. Effective January 1, 2008, Section 8.7, as well as section 10.5 of the KeySpan Plan provisions set forth in Supplement G to the Plan, be amended to permit the rollover of eligible distributions to a Roth IRA.

g.	Effective April 1, 2008 participants represented by Local 97 International Brotherhood of Electrical Workers, AFL-CIO (employees represented under the gold book) have a revised basic matching contribution formula as detailed in the collective bargaining agreement.

h.	Effective May 1, 2008 Paragraph 2 (b) of Supplement G to the Plan was amended by adding the following sentence between the second and third sentences of Section 3.6(a) of the underlying KeySpan Plan provisions, “Further, under certain limited circumstances designated by the Benefits

National Grid USA Companies’
Incentive Thrift Plan II
Notes To Financial Statements
Committee under its procedures, as amended from time to time, a retired participant may make a rollover contribution to the Plan upon demonstration to the Benefits Committee that the contribution is eligible for transfer to the Plan pursuant to the rollover provisions of the Code.”

i.	As a result of the sale of Ravenswood to TransCanada, effective October 31, 2008 funds for participants represented by Local 1-1 Utility Worker’s Union of America under the National Grid USA Incentive Thrift Plan II were transferred to the Savings Local 1-2 Plan (TransCanada 401(k) Plan).

j.	Effective December 1, 2008 as approved by the Investment Committee on September 22, 2008, the Fidelity Dividend Growth Fund (FDGF) was eliminated in the fund line up for the legacy National Grid population. Participants were given the opportunity to initiate transaction prior to the black out period. Any future contributions directed to and assets remaining in this fund were transferred to the State Street S&P 500 Flagship Fund.

k.	Effective December 3, 2008 as approved by the Investment Committee on September 22, 2008, the Vanguard Windsor Fund was eliminated in the fund line up for the legacy Key Span population. Participants were given the opportunity to initiate transaction prior to the fund elimination. Any future contributions directed to and assets remaining in this fund were transferred to the Vanguard Windsor II Fund.

l.	Effective January 1, 2009 participants represented by Utility Workers Union of America, AFL-CIO, Local 310 (formerly UWUA AFL-CIO Local 472) have a revised basic matching contribution formula as detailed in the collective bargaining agreement.
This information is an integral part of the accompanying financial statements.

NATIONAL GRID USA COMPANIES
INCENTIVE THRIFT PLAN II
EIN: 04-1663150 PLAN NUMBER: 007
SCHEDULE H, LINE 4(i) — SCHEDULE OF ASSETS (HELD AT END OF YEAR)
DECEMBER 31, 2008

				(e)
	(b)	(c)	(d)	Current
(a)	Identity of Issue	Description of Investment	Cost	Value

*	National Grid plc	National Grid American Depositary Receipts	N/R	$84,235,026

	American Funds	American Funds Growth Fund (R5)	N/R	12,135,413
*	Vanguard	Vanguard 500 Index Inv	N/R	35,418,979
*		Vanguard Explorer Fund	N/R	23,282,988
*		Vanguard Int’l Growth Fund	N/R	20,386,678
*		Vanguard LifeSt Conserv Growth	N/R	8,699,344
*		Vanguard LifeSt Growth Fund	N/R	11,841,231
*		Vanguard LifeSt Mod Growth	N/R	82,933,795
*		Vanguard Mid-Cap Index Fund	N/R	7,563,170
*		Vanguard PRIMECAP Fund	N/R	72,047,825
*		Vanguard Total Bond Mkt Index	N/R	40,265,619
*		Vanguard Windsor II Fund Inv	N/R	58,282,826

*	T. Rowe Price Trust	T. Rowe Price Stable Value Common Trust Fund	N/R	137,009,960
*	Company, Incorporated	T. Rowe Price Equity Income Fund	N/R	22,424,172
*		T. Rowe Price U.S. Treasury Money Market Trust	N/R	34,013,510
*		T. Rowe Price Blue Chip Growth Fund	N/R	16,482,829
*		T. Rowe Price Small-Cap Value Fund	N/R	19,680,730
*		T. Rowe Price Capital Appreciation Fund	N/R	19,473,376
*		T. Rowe Price Mid-Cap Growth Fund	N/R	24,130,859
*		T. Rowe Price Personal Strategy Growth Fund	N/R	14,639,170
*		T. Rowe Price Personal Strategy Balanced Fund	N/R	13,461,822
*		T. Rowe Price Personal Strategy Income Fund	N/R	4,482,828
	Fidelity Investments	Fidelity Diversified International Fund	N/R	46,729,611
	Fidelity Investments	Fidelity Growth Company Fund	N/R	32,241,916
	Fidelity Investments	Fidelity Low Priced Stock Fund	N/R	6,758,067
	Allianz	Allianz RCM Global Tech Fund	N/R	8,543,492
	Calvert	Calvert Large Cap Growth Fund	N/R	3,472,589
	PIMCO	PIMCO Total Return Fund	N/R	61,098,703

	State Street	State Street S & P 500 Flagship	N/R	85,497,967

*	Participant Loans	Participant loans with various maturities and rates of interest from 5.00% to 11.00%	$0	49,861,236

		Total		$1,057,095,731

*	Parties-in-interest, as defined by ERISA

N/R	— Participant directed investment; cost not required to be reported